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                                                                    EXHIBIT 23.7

                    [J.P. MORGAN SECURITIES INC. LETTERHEAD]

                     CONSENT OF J.P. MORGAN SECURITIES INC.

The Board of Directors
EEX Corporation
2500 CityWest Blvd., Suite 1400
Houston, TX 77042

     We hereby consent to the use of the opinion letter of J.P. Morgan Securities Inc. dated May 29, 2002 to the Board of Directors of EEX Corporation (the "Company") included as Annex D to the proxy statement/prospectus which forms a part of Amendment No. 2 to the Registration Statement No. 333-91014 on Form S-4 of Newfield Exploration Company and Treasure Island Royalty Trust relating to the proposed merger of the Company and a subsidiary of Newfield Exploration Company, and to the references to such opinion in such proxy statement/prospectus under the captions "SUMMARY -- Opinions of Financial Advisors," "THE MERGER -- Background of the Merger," "THE MERGER -- EEX's Reasons for the Merger; Recommendation of the EEX Board of Directors," and "THE MERGER -- Opinions of Financial Advisors to EEX." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          J.P. MORGAN SECURITIES INC.


                                          By: /s/ BRIAN THOM

                                            ------------------------------------
                                          Name: Brian Thom
                                          Title: Vice President


August 22, 2002